Filed Pursuant to Rule 424(b)(2)
Registration No. 333-257113

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 29, 2022

PRICING SUPPLEMENT dated                        , 2022

(To Product Supplement No. WF-1 dated June 27, 2022, Equity Index Underlying Supplement dated

September 2, 2021, Prospectus Supplement dated September 2, 2021 and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

☐	Linked to the S&P 500® Index
☐	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called on the relevant Call Observation Date for a fixed Call Premium or, if not automatically called, the Maturity Payment Amount, will depend, in each case, on the Closing Level of the Index
☐	Automatic Call. If the Closing Level of the Index on any Call Observation Date is greater than or equal to the Starting Level, the securities will be automatically called for the face amount plus the Call Premium applicable to that Call Observation Date. The Call Premium applicable to each Call Observation Date will be a percentage of the face amount that increases for each Call Observation Date based on a simple (non-compounding) return of approximately at least 10.50% per annum (to be determined on the Pricing Date)
	Call Observation Date	Call Premium*
	January 3, 2024	At least 10.50% of the face amount
	January 3, 2025	At least 21.00% of the face amount
	December 26, 2025 (the “Final Calculation Day”)	At least 31.50% of the face amount
* The actual Call Premium applicable to each Call Observation Date will be determined on the Pricing Date
☐	Maturity Payment Amount. If the securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the face amount depending on the Closing Level of the Index on the Final Calculation Day as follows:
☐ If the Closing Level of the Index on the Final Calculation Day is less than the Starting Level, but not by more than 10%, you will receive the face amount of your securities
☐ If the Closing Level of the Index on the Final Calculation Day is less than the Starting Level by more than 10%, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%
☐	Investors may lose up to 90.00% of the face amount
☐	Any positive return on the securities will be limited to the applicable Call Premium, even if the Closing Level of the Index on the applicable Call Observation Date significantly exceeds the Starting Level. You will not participate in any appreciation of the Index beyond the applicable fixed Call Premium
☐	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue any securities included in the Index for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment
☐	No periodic interest payments or dividends
☐	No exchange listing; designed to be held to maturity or earlier automatic call

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-7 herein and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The securities are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission(the “SEC”) nor any state or provincial securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Maximum Underwriting Discount (1) (2)	Minimum Proceeds to CIBC
Per Security	$1,000.00	Up to $31.50	At least $968.50
Total	$	$	$

(1)	The agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), will receive an underwriting discount of up to $31.50 per security. The agent may resell the securities to other securities dealers at the original offering price less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent may pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. See “Terms of the Securities—Agent’s Underwriting Discount and Other Fees” in this pricing supplement and “Use of Proceeds and Hedging” in the underlying supplement for information regarding how we may hedge our obligations under the securities.
(2)	In respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Our estimated value of the securities on the Pricing Date, based on our internal pricing models, is expected to be at least $924.70 per security. The estimated value is expected to be less than the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Terms of the Securities

Issuer:	Canadian Imperial Bank of Commerce
Market Measure:	The S&P 500® Index (Bloomberg ticker symbol “SPX”) (the “Index”)
Original Offering Price:	$1,000 per security
Face Amount:	The principal amount of $1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Pricing Date*:	December 28, 2022
Issue Date*:	January 3, 2023
Stated Maturity Date*:	January 5, 2026, subject to postponement. The securities are not subject to redemption at the option of CIBC or repayment at the option of any holder of the securities prior to maturity or automatic call.
Automatic Call:

If the Closing Level of the Index on any Call Observation Date (including the Final Calculation Day) is greater than or equal to the Starting Level, the securities will be automatically called, and on the related Call Payment Date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the Call Premium applicable to the relevant Call Observation Date. The last Call Observation Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Stated Maturity Date.

Any positive return on the securities will be limited to the applicable Call Premium, even if the Closing Level of the Index on the applicable Call Observation Date significantly exceeds the Starting Level. You will not participate in any appreciation of the Index beyond the applicable Call Premium.

If the securities are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the securities after such Call Payment Date. You will not receive any notice from us if the securities are automatically called.

Call Observation Dates* and Call Premiums:	Call Observation Date	Call Premium	Payment per Security upon an Automatic Call
	January 3, 2024	At least 10.50% of the face amount	At least $1,105.00
	January 3, 2025	At least 21.00% of the face amount	At least $1,210.00
	December 26, 2025	At least 31.50% of the face amount	At least $1,315.00

The Call Premium applicable to each Call Observation Date will be a percentage of the face amount that increases for each Call Observation Date based on a simple (non-compounding) return of approximately at least 10.50% per annum (to be determined on the Pricing Date).

The actual Call Premium and payment per security upon an automatic call that is applicable to each Call Observation Date will be determined on the Pricing Date and will be at least the values specified in the foregoing table.

We refer to December 26, 2025 as the “Final Calculation Day.”

The Call Observation Dates are subject to postponement for non-Trading Days and the occurrence of a Market Disruption Event. See “—Market Disruption Events and Postponement Provisions” below.

Call Payment Date:	Five Business Days after the applicable Call Observation Date (as each such Call Observation Date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the Call Payment Date for the last Call Observation Date will be the Stated Maturity Date.

PRS-2

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Maturity Payment Amount:

If the securities are not automatically called, then on the Stated Maturity Date, you will be entitled to receive a cash payment per security in U.S. dollars determined as follows:

•  if the Ending Level is less than the Starting Level but greater than or equal to the Threshold Level: $1,000; or

•  if the Ending Level is less than the Threshold Level: $1,000 minus:

If the securities are not automatically called and the Ending Level is less than the Threshold Level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10% and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.

Threshold Level:	, which is equal to 90.00% of the Starting Level.
Starting Level:	, the Closing Level of the Index on the Pricing Date.
Ending Level:	The Closing Level of the Index on the Final Calculation Day.
Closing Level:	As defined under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Market Disruption Events and Postponement Provisions:	The Call Observation Dates (including the Final Calculation Day) are subject to postponement due to non-Trading Days and the occurrence of a Market Disruption Event. In addition, the Stated Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-Business Days. For more information regarding adjustments to the Call Observation Dates and the Stated Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Call Observation Dates (including the Final Calculation Day) is a “calculation day” and each Call Payment Date (including the Stated Maturity Date) is a “payment date.” In addition, for information regarding the circumstances that may result in a Market Disruption Event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	CIBC
Material U.S. Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement.
Agent’s Underwriting Discount and Other Fees:

Wells Fargo Securities. The agent will receive an underwriting discount of up to $31.50 per security. The agent may resell the securities to other securities dealers, including securities dealers acting as custodians, at the original offering price of the securities less a concession of not in excess of $17.50 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We expect to hedge our obligations through the agent, one of our or its affiliates and/or another unaffiliated counterparty, which expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	13607XDT1 / US13607XDT19

*To the extent that we make any change to the expected Pricing Date or expected Issue Date, the Call Observation Dates, the Stated Maturity Date and other dates may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

About This Pricing Supplement

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”), the Product Supplement No. WF-1 dated June 27, 2022 (the “product supplement”) and the Equity Index Underlying Supplement dated September 2, 2021 (the “underlying supplement”), relating to our Senior Global Medium-Term Notes, of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. The section entitled “General Terms of the Securities” in the product supplement shall supersede and replace the section entitled “Certain Terms of the Notes” in the underlying supplement. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, the underlying supplement, the prospectus supplement and the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and Wells Fargo Securities has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying product supplement, underlying supplement, prospectus supplement or prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Bank, Wells Fargo Securities or any of our respective affiliates may use this pricing supplement in market-making transactions in the securities after their initial sale. However, it is not obligated to do so and may discontinue making a market at any time without notice.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the product supplement, the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

●	Product supplement dated June 27, 2022:

https://www.sec.gov/Archives/edgar/data/1045520/000110465922074626/tm2217276d48_424b5.htm

●	Underlying supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112442/tm2123981d23_424b5.htm

●	Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

●	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

PRS-4

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

●	believe that the Closing Level of the Index will be greater than or equal to the Starting Level on one of the Call Observation Dates;
●	seek the potential for a fixed return if the Index has appreciated at all as of any of the Call Observation Dates in lieu of full participation in any potential appreciation of the Index;
●	are willing to accept the risk that if the Closing Level of the Index is less than the Starting Level on each of the Call Observation Dates (including the Final Calculation Day), they will not receive any positive return on their investment in the securities;
●	are willing to accept the risk that if the securities are not automatically called and the Ending Level is less than the Starting Level by more than 10.00%, they will receive less, and up to 90.00% less, than the face amount;
●	understand that the term of the securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Call Observation Date if the securities are called on an earlier Call Observation Date;
●	are willing to forgo periodic interest payments on the securities and dividends on securities included in the Index; and
●	are willing to hold the securities until maturity or earlier automatic call.

The securities may not be an appropriate investment for investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to maturity or earlier automatic call;
●	believe that the Closing Level of the Index will be less than the Starting Level on each of the Call Observation Dates;
●	seek a security with a fixed term;
●	seek full return at maturity of the face amount of the securities;
●	are unwilling to accept the risk that, if the Closing Level of the Index is less than the Starting Level on each of the Call Observation Dates (including the Final Calculation Day), they will not receive any positive return on their investment in the securities;
●	are unwilling to accept the risk that the securities are not automatically called and the Closing Level of the Index may decrease by more than 10.00% from the Starting Level to the Ending Level;
●	are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the original offering price, and may be as low as the lower estimate set forth on the cover page;
●	seek current income;
●	are unwilling to accept the risk of exposure to the Index;
●	seek uncapped exposure to the upside performance of the Index beyond the applicable Call Premiums;
●	are unwilling to accept the credit risk of CIBC; or
●	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying underlying supplement for risks related to an investment in the securities.

PRS-5

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called on any Call Observation Date will each be determined based on the Closing Level of the Index on the applicable Call Observation Date as follows:

If the securities have not been automatically called, then on the Stated Maturity Date, you will receive the Maturity Payment Amount calculated as follows:

PRS-6

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Structure Of The Securities

If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 90%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities at maturity. If the Closing Level of the Index is less than the Starting Level on each Call Observation Date, the securities will not be automatically called, and you will receive a Maturity Payment Amount that will be equal to or less than the face amount, depending on the Ending Level (i.e., the Closing Level of the Index on the Final Calculation Day).

If the Ending Level is less than the Threshold Level, the Maturity Payment Amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%, resulting in a loss of 1% of the face amount for every 1% decline in the Index in excess of 10%. The Threshold Level is 90% of the Starting Level. As a result, if the Ending Level is less than the Threshold Level, you will lose some, and possibly up to 90%, of the face amount at maturity. This is the case even if the level of the Index is greater than or equal to the Starting Level or the Threshold Level at certain times during the term of the securities.

If the securities are not automatically called, your return on the securities will be zero or negative, and therefore will be less than the return you would earn if you bought a traditional interest-bearing debt security of CIBC or another issuer with a similar credit rating with the same Stated Maturity Date.

The Potential Return On The Securities Is Limited To The Call Premium.

The potential return on the securities is limited to the applicable Call Premium, regardless of the performance of the Index. The Index may appreciate by significantly more than the percentage represented by the applicable Call Premium from the Pricing Date through the applicable Call Observation Date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Index. Furthermore, if the securities are called on an earlier Call Observation Date, you will receive a lower Call Premium than if the securities were called on a later Call Observation Date, and accordingly, if the securities are called on one of the earlier Call Observation Dates, you will not receive the highest potential Call Premium.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, if the securities were classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid cash-settled derivative contracts, you would be required to accrue interest income over the term of your securities. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement.

A Call Payment Date Or The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A Call Observation Date, including the Final Calculation Day, will be postponed if the applicable originally scheduled Call Observation Date is not a Trading Day or if the calculation agent determines that a Market Disruption Event has occurred or is continuing on that Call Observation Date. If such a postponement occurs with respect to a Call Observation Date other than the Final Calculation Day, then the related Call Payment Date will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Stated Maturity Date will be the later of (i) the initial Stated Maturity Date and (ii) three Business Days after the Final Calculation Day, as postponed.

PRS-7

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Risk Relating To The Credit Risk Of CIBC

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

Our estimated value is only an estimate using several factors. The original offering price of the securities will exceed our estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

Our estimated value of the securities is determined by reference to our internal pricing models when the terms of the securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the securities in the secondary market will be based on Wells Fargo Securities’ proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the original offering price.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’ proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this three-month period. If you hold the securities through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than Wells Fargo Securities or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at Wells Fargo Securities or any of its affiliates.

PRS-8

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity or automatic call will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Index performance; volatility of the Index; economic and other conditions generally; interest rates; dividend yields on securities included in the Index; our credit ratings or credit spreads; and time remaining to maturity. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the Stated Maturity Date.

The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, the return will not be greater than the applicable Call Premium. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed on any securities exchange. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity or automatic call.

Risks Relating To Conflicts Of Interest

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the Closing Levels of the Index on each Call Observation Date and whether the securities are automatically called and may be required to make other determinations that affect the return you receive on the securities. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a Market Disruption Event has occurred on a scheduled Call Observation Date, which may result in postponement of that Call Observation Date; determining the Closing Level of the Index if a Call Observation Date is postponed to the last day to which it may be postponed and a Market Disruption Event occurs on that day; if publication of the Index is discontinued, selecting a successor or, if no successor is available, determining the Closing Level on the applicable Call Observation Date; and determining whether to adjust the Closing Level of the Index on a Call Observation Date in the event of certain changes in or modifications to the Index. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.
•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described under “Material U.S. Federal Income Tax Consequences” in the underlying supplement, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should review carefully “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement and consult their tax advisors regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor with respect to your own particular situation.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Hypothetical Examples and Returns

The payout profile, return tables and examples below illustrate hypothetical payments upon an automatic call or at maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Level or Threshold Level. The hypothetical Starting Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Level. The actual Starting Level and Threshold Level will be determined on the Pricing Date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual Closing Levels of the Index, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Call Premiums:	10.50% for the first Call Observation Date, 21.00% for the second Call Observation Date and 31.50% for the third Call Observation Date (assuming that a Call Premium is equal to the lowest possible Call Premium that will be determined on the Pricing Date)
Hypothetical Starting Level:	100.00
Hypothetical Threshold Level:	90.00 (90% of the hypothetical Starting Level)

Hypothetical Payout Profile

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Hypothetical Returns

If the securities are automatically called:

Hypothetical Call Observation Date on which Securities are Automatically Called	Hypothetical Payment Per Security on Related Call Payment Date	Hypothetical Pre-Tax Total Rate of Return
1st Call Observation Date	$1,105.00	10.50%
2nd Call Observation Date	$1,210.00	21.00%
3rd Call Observation Date	$1,315.00	31.50%

If the securities are not automatically called:

Hypothetical Ending Level	Hypothetical Percentage Change From the Hypothetical Starting Level to the Hypothetical Ending Level	Hypothetical Maturity Payment Amount Per Security	Hypothetical Pre-Tax Total Rate of Return(1)
99.99	-0.01%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.00	-11.00%	$990.00	-1.00%
80.00	-20.00%	$900.00	-10.00%
75.00	-25.00%	$850.00	-15.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the payment per security upon automatic call or at maturity to the face amount of $1,000.

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity

Example 1. The Closing Level of the Index on the first Call Observation Date is greater than the Starting Level, and the securities are automatically called on the first Call Observation Date:

S&P 500® Index
Hypothetical Starting Level:	100.00
Hypothetical Closing Level on first Call Observation Date:	125.00

Because the hypothetical Closing Level of the Index on the first Call Observation Date is greater than the hypothetical Starting Level, the securities are automatically called on the first Call Observation Date and you will receive on the related Call Payment Date the face amount of your securities plus a Call Premium of 10.50% of the face amount. Even though the Index appreciated by 25.00% from its Starting Level to its Closing Level on the first Call Observation Date in this example, your return is limited to the Call Premium of 10.50% that is applicable to such Call Observation Date.

On the Call Payment Date, you would receive $1,105.00 per security.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Example 2. The securities are not automatically called prior to the last Call Observation Date (the Final Calculation Day). The Closing Level of the Index on the Final Calculation Day is greater than the Starting Level, and the securities are automatically called on the Final Calculation Day:

S&P 500® Index
Hypothetical Starting Level:	100.00
Hypothetical Closing Level on Call Observation Dates prior to the Final Calculation Day:	Various (all below Starting Level)
Hypothetical Closing Level on Final Calculation Day (i.e., the Ending Level):	120.00

Because the hypothetical Closing Level of the Index on each Call Observation Date prior to the last Call Observation Date (which is the Final Calculation Day) is less than the hypothetical Starting Level, the securities are not called prior to the Final Calculation Day. Because the Closing Level of the Index on the Final Calculation Day is greater than the Starting Level, the securities are automatically called on the Final Calculation Day and you will receive on the related Call Payment Date (which is the Stated Maturity Date) the face amount of your securities plus a Call Premium of 31.50% of the face amount.

On the Call Payment Date (which is the Stated Maturity Date), you would receive $1,315.00 per security.

Example 3. The securities are not automatically called. The Ending Level is less than the Starting Level but greater than the Threshold Level and the Maturity Payment Amount is equal to the face amount:

S&P 500® Index
Hypothetical Starting Level:	100.00
Hypothetical Closing Level on each Call Observation Date:	Various (all below Starting Level)
Hypothetical Ending Level:	95.00
Hypothetical Threshold Level:	90.00, which is 90% of the hypothetical Starting Level

Because the hypothetical Closing Level of the Index on each Call Observation Date (including the Final Calculation Day) is less than the hypothetical Starting Level, the securities are not automatically called. Because the hypothetical Ending Level is less than the hypothetical Starting Level, but not by more than 10%, you would receive the face amount of your securities at maturity.

On the Stated Maturity Date, you would receive $1,000.00 per security.

Example 4. The securities are not automatically called. The Ending Level is less than the Threshold Level and the Maturity Payment Amount is less than the face amount:

S&P 500® Index
Hypothetical Starting Level:	100.00
Hypothetical Closing Level on each Call Observation Date:	Various (all below Starting Level)
Hypothetical Ending Level:	50.00
Hypothetical Threshold Level:	90.00, which is 90% of the hypothetical Starting Level

Because the hypothetical Closing Level of the Index on each Call Observation Date (including the Final Calculation Day) is less than the hypothetical Starting Level, the securities are not automatically called. Because the hypothetical Ending Level is less than the

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

hypothetical Starting Level by more than 10%, you would lose a portion of the face amount of your securities and receive the Maturity Payment Amount equal to:

On the Stated Maturity Date, you would receive $600.00 per security.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

The S&P 500® Index

The Index is calculated, maintained and published by S&P Dow Jones Indices LLC. The Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-45 of the accompanying underlying supplement for additional information about the Index.

Historical Data

We obtained the Closing Levels of the Index in the graph below from Bloomberg Finance L.P. (“Bloomberg”) without independent verification. The historical performance of the Index should not be taken as an indication of future performance, and no assurances can be given as to the Closing Level of the Index on any Call Observation Date (including the Final Calculation Day). We cannot give you assurance that the performance of the Index will result in the return of any of your investment.

The following graph sets forth daily Closing Levels of the Index for the period from January 1, 2017 to November 25, 2022. The Closing Level of the Index on November 25, 2022 was 4,026.12.

Historical Performance of the Index

Source: Bloomberg

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

The Estimated Value of the Securities

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the securities is determined when the terms of the securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the securities will be lower than the original offering price of the securities because costs associated with selling, structuring and hedging the securities are included in the original offering price of the securities. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—Our Estimated Value of the Securities Will Be Lower Than The Original Offering Price Of The Securities” in this pricing supplement.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the securities. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the securities.

The U.S. federal income tax consequences of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the securities as prepaid cash-settled derivative contracts. By purchasing the securities, you agree to treat the securities in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement.

The expected characterization of the securities is not binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the securities or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your securities and certain other considerations with respect to your investment in the securities, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

With respect to the discussion in the underlying supplement regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the security; (c) does not use or hold and is not deemed to use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC is a “specified entity” for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis, and an entity in respect of which CIBC is a “specified entity” generally includes (i) an entity that is a specified shareholder of CIBC (as defined above), (ii) an entity in which CIBC (either alone or together with entities with whom CIBC is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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